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                                                                   EXHIBIT 10.23


                               VICAL INCORPORATED
                             9373 TOWNE CENTRE DRIVE
                                    SUITE 100
                               SAN DIEGO, CA 92121


                                November 28, 2000



Mr. Vijay B. Samant
96 Norristown Road
Blue Bell, PA 19422

Dear Vijay:

         It is with great pleasure that we present our offer to you of the position of President and Chief Executive Officer of Vical Incorporated, (the "Company"), effective no later than November 28, 2000. We are all enthusiastic about the prospect of working with you in this exciting company.

         This letter sets forth the basic terms and conditions of your employment with the Company. By signing this letter, you will be agreeing to these terms:

         1.       DUTIES AND SCOPE OF EMPLOYMENT.

         (a) POSITION. The Company agrees to employ you as its President and Chief Executive Officer. You will report to the Board of Directors of the Company (the "Board") and have the powers and duties commensurate with such position.

         (b) DIRECTORSHIP. The Company agrees to use its best efforts to cause you to be nominated for election as a member of the Board throughout the term of your employment. At the pleasure of the Company's stockholders, you agree to serve as a Director on the Board at no additional compensation.

         (c) OBLIGATIONS. During the term of your employment, you will devote your full business efforts and time to the Company and its subsidiaries (if any). You will not render services to any other person or entity without the express prior approval of the Board. During your employment, you will not engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with the Company; provided that you may own less than one percent of the outstanding securities of any publicly traded corporation.


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Mr. Vijay B. Samant
November 28, 2000
Page 2 of 5


         2.       COMPENSATION.

         (a) SALARY. During your employment, the Company agrees to pay you as compensation for your services a base salary at the annual rate of $330,000 or at such higher rate as the Company may determine from time to time. Such salary will be payable in accordance with the Company's standard payroll procedures. (The annual compensation specified in this Section 2(a), together with any increases in such compensation that the Company may grant from time to time, is referred to in this Agreement as "Base Compensation.")

         (b) BONUS. Upon commencement of your employment, the Company will grant to you a signing bonus of 2,000 registered, fully vested shares of its common stock, at no cost to you. You will be responsible for any personal taxes arising from this stock grant. Further, you will be eligible for a cash bonus at the end of the first employment year of up to 50% of your Base Compensation during that period upon the achievement of objectives which we will mutually agree upon within 60 days following your commencement of employment.

         3. EMPLOYEE BENEFITS. During the term of your employment, you will be eligible to participate in the employee benefit plans maintained by the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan. The benefits may be changed from time to time by the Company. Employee benefits currently include health, dental and life insurance and a 401(k) plan. You will also be entitled to four weeks of paid vacation for each full year of service, which can be taken at any time during the year. Sick leave will be in accordance with the Company's generally applicable policies. Any vacation or sick leave not used within 90 days following the end of a year of service will not accrue.

         4. BUSINESS EXPENSES. During your employment, you will be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with your duties hereunder. The Company will reimburse you for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.

         5. STOCK OPTION. Upon the commencement of your employment, the Company will grant to you a stock option (an incentive stock option, to the extent permitted by law) to purchase from the Company 300,000 shares of the Company's common stock (the "Shares"). The exercise price of your stock option will be equal to the fair market value on the date of the grant. Your stock option will be granted pursuant to the Company's Amended and Restated 1992 Stock Plan and will be subject to the terms and conditions of the Plan and, except as to the vesting provisions described below, the Company's form of stock option agreement, a copy of which you have previously received. Your stock options will vest (become exercisable) on a monthly basis over a four-year period. You will also be eligible to receive an annual grant of stock options commencing in 2001, with an exercise price equal to the fair market value on the date of the grant, at the discretion of the Board of Directors and based upon agreed upon



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Mr. Vijay B. Samant
November 28, 2000
Page 3 of 5


performance goals. Further, you will be entitled to receive an additional one-time stock option grant on February 28, 2002 based upon the achievement by that date of goals (which will consist of "stretch" goals) to be agreed upon by the Board and you by February 28, 2001 ("2001 Performance Options"); upon achievement of those goals you will be entitled to receive Performance Options to purchase up to 75,000 shares of common stock, with an exercise price equal to the fair market value on the date of the grant .

         6. RELOCATION. To assist you in moving to the San Diego area, we are prepared to pay the reasonable and customary expenses of relocating you and your family, not to exceed $60,000. In addition, in the event your residence in Blue Bell, Pennsylvania is prepared and maintained (including customary insurance coverage) for sale in reasonable condition and listed for sale by September 1, 2001, the Company will reimburse you up to $100,000 of any loss you incur on its sale; provided that, in the event such a loss is anticipated, the Company or its designees may, at the Company's sole discretion, purchase that residence for an amount equal to its cost to you (estimated to be approximately $550,000). The Company will also loan to you an amount not to exceed $500,000 for the purpose of purchasing a residence in the San Diego area, such loan to be evidenced by a promissory note bearing interest at the lowest applicable federal rate for imputed interest under the Internal Revenue Code and secured by a second deed of trust on the residence. The loan will be due and payable upon the earlier of (A) the sale of that residence, (B) 90 days following the termination of your employment for any reason or (C) January 1, 2006. Once you and your family have relocated to the San Diego area, the Company will provide to you, for a period of not to exceed 24 months, a monthly housing cost-of-living differential payment of up to $2,500 per month. Further, the Company will either pay the costs, not to exceed $3,500 per month, of temporary housing for you in San Diego or, at the Company's option, provide temporary housing to you until the earlier of your purchase of a San Diego residence or November 30, 2001. The Company will also reimburse you for the reasonable costs of your commuting to San Diego for a period of up to 12 months . You will be responsible for any personal taxes arising from any of the above-described relocation payments, except that the Company will reimburse you for personal taxes arising from the payment of up to $60,000 described in the first sentence of this paragraph and arising from any temporary housing costs paid by the Company.

         7. PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. You will be required to sign and abide by the terms of the enclosed Employee's Proprietary Information and Inventions Agreement, a copy of which you have previously received.

         8. IMMIGRATION DOCUMENTATION. Please be advised that your employment is contingent on your ability to prove your identity and authorization to work in the United States. You must comply with the Immigration and Naturalization Service's employment verification requirements.

         9.       TERM AND TERMINATION OF EMPLOYMENT.

         (a) "AT WILL" EMPLOYMENT. Your employment with the Company is "at will" and not for a specified term and may be terminated by you or the Company at any time for any reason, with or without cause. Except as expressly provided in subsection (c) below, upon a


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Mr. Vijay B. Samant
November 28, 2000
Page 4 of 5


termination of your employment, you will only be entitled to the compensation, benefits and reimbursements described in Section 2, 3 and 4 for the period preceding the effective date of the termination.

         (b)      DEFINITIONS.  For all purposes under this Agreement,

                  (i) "Good Reason" shall mean (A) you have incurred a material reduction in your authority or responsibility, including removal of your direct reporting relationship to the Board of Directors, (B) any reduction in Base Compensation or (C) a material breach of this Agreement by the Company;

                  (ii) "Cause" shall mean (A) a substantial failure to perform your duties hereunder, other than a failure resulting from complete or partial incapacity due to physical or mental illness or impairment, (B) gross misconduct or fraud or (C) conviction of, or a plea of "guilty" or "no contest" to, a felony.

                  (iii) "Disability" shall mean that you, at the time your employment is terminated, have performed substantially none of your duties under this Agreement for a period of not less than three consecutive months as the result of your incapacity due to physical or mental illness.

         (c) SALARY CONTINUATION. Subject to subsection (d) below, the Company will continue to pay your Base Compensation (at the annual rate then in effect) for up to 12 months following a termination of your employment, plus an amount equal to any cash bonus paid to you in the prior year, if:

                  (i) the Company terminates your employment without your consent for any reason other than Cause or Disability; or

                  (ii)     you voluntarily resign your employment for Good
         Reason.

The payments under this subsection (c) will (i) continue only so long as you do not enter into any employment or consulting arrangement or agreement (for a period of 12 months subsequent to such termination) with any company primarily involved in research, development or commercialization of a method of delivery of naked DNA into humans or animals and (ii) cease in the event of your death. In order to receive your salary continuation, you will be required to sign a release in a form acceptable to the Company, of any and all claims that you may have against the Company.

         (d) MITIGATION. In the event of a termination of your employment subsequent to November 30, 2001, the payments under subsection (c) above shall be reduced on a dollar-for-dollar basis by any other compensation earned by you for personal services performed as an employee or independent contractor during the 12-month period following the termination of your employment, including (without limitation) deferred compensation. You will apply your best efforts to seek and obtain other employment or consulting engagements, whether on a full-


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Mr. Vijay B. Samant
November 28, 2000
Page 5 of 5


or part-time basis, during such 12-month period in order to mitigate the Company's obligations under subsection (c) above.

         Please note that this Agreement supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein, and it, together with your stock option agreement and Employee's Proprietary Information and Inventions Agreement, constitutes the full, complete and exclusive agreement between you and the Company with respect to the subject matters herein. This Agreement cannot be changed unless in writing, signed by you and an authorized officer of the Company. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, and the parties will use their best efforts to find an alternative way to achieve the same result.

         This offer letter may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         To indicate your acceptance of this offer of employment, please sign below and return one signed copy to me no later than November 28, 2000.

                                             Sincerely,

                                             VICAL INCORPORATED

                                             BY /s/ R. GORDON DOUGLAS JR., M.D.
                                             ----------------------------------
                                               R. Gordon Douglas, Jr., M.D.
                                               Chairman of the Board

ACCEPTED AND AGREED this 28th day of November, 2000:

/s/ VIJAY B. SAMANT
-------------------
Vijay B. Samant



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